Exhibit 10.2

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of [DATE] by and among Evercore LP, a Delaware limited partnership (the “Partnership”), Evercore Inc., a Delaware corporation, as general partner of the Partnership (the “General Partner” and, together with the Partnership and their subsidiaries, “Evercore”), and [NAME] (the “Executive”). Capitalized terms used herein but not defined herein shall have the meaning set forth in the Partnership Agreement (as defined below).

RECITALS

WHEREAS, on the terms and subject to the conditions hereof, Executive desires to subscribe for and acquire from the Partnership, and the Partnership desires to distribute and provide to Executive, a Class L Interest in the Partnership (the “Class L Interest”), having the rights, powers, duties and preferences set forth in the Seventh Amended and Restated Limited Partnership Agreement of Evercore LP, as amended by Amendment No. 1 (as further amended from time to time, the “Partnership Agreement”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Subscription for Class L Interest.

(a)    Upon the terms and subject to the conditions of this Agreement, Executive hereby subscribes for and agrees to acquire, and the Partnership hereby agrees to distribute to Executive, a Class L Interest, in exchange for the services to be performed for the Partnership by Executive, with such distribution occurring on the date of this Agreement.

(b)    Executive hereby agrees to be bound by the terms and conditions of the Partnership Agreement and agrees to execute any documents or agreements required by the General Partner in connection with his subscription and admission as a limited partner of the Partnership, including a counterpart of the Partnership Agreement, if applicable. Except as otherwise provided herein, the Class L Interest shall be subject, in all respects, to the terms and conditions of the Partnership Agreement. Executive is not obligated (now or in the future) to make any Capital Contribution to the Partnership on account of the Class L Interest.

(c)    Executive should consult his tax advisor regarding the consequences of the receipt, holding and sale of the Class L Interest.

2.	Representations and Warranties of Executive.

Executive represents and warrants, as of the date hereof, that:

(a)    Executive has full legal capacity to execute and deliver this Agreement and the Partnership Agreement and to perform his obligations hereunder and thereunder. This Agreement and the Partnership Agreement have been duly authorized (if applicable), executed and delivered by Executive and are the legal, valid and binding obligations of Executive enforceable against him in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies.

(b)    Executive acknowledges and agrees that he previously has been furnished with the Partnership Agreement, and has been given the opportunity to examine all documents and to ask questions of, and receive answers from, the Partnership and its representatives concerning the Partnership, the Partnership Agreement, the Partnership’s organizational documents and the terms and conditions of distribution of the Class L Interest and to obtain any additional information which Executive deems necessary. Executive has been advised that the Class L Interest is subject to restrictions upon transfer as set forth in the Partnership Agreement.

3.	Distribution.

(a)    Subject to Section 6, the Class L Interest shall be entitled to receive a cash distribution of a portion of the Profits of the Partnership for [YEAR] that is in an amount equal to between 0% and ●% of the Adjusted Operating Income (as defined below) for such year, with such final amount to be determined by the General Partner in its sole discretion no later than March 15, [YEAR]. For the avoidance of doubt, the General Partner may, in its sole discretion, determine that the Class L Interest shall not receive any distribution pursuant to this Agreement.

(b)    “Adjusted Operating Income” means Income Before Income Taxes of the Partnership for [YEAR], determined in accordance with U.S. GAAP and adjusted in the manner consistent with the most recent quarterly earnings release of Evercore Inc. prior to the date hereof to calculate Adjusted Results for the related period earnings of Evercore Inc. (which for the avoidance of doubt, includes an adjustment to add back interest expense on long-term debt), in each case determined by the General Partner in its sole discretion.

4.	Vesting; Cancellation.

(a)    Each Class L Interest shall be a Vested Interest upon grant.

(b)    Each Class L Interest shall, upon satisfaction of the distribution described in Section 3, if any, be immediately cancelled without any additional consideration.

(c)    Unless otherwise determined by the General Partner in its sole discretion, in the event Executive fails for any reason to remain a full time employee of Evercore in good standing continuously through the distribution contemplated by Section 3, the Class L Interest shall be immediately cancelled without any additional consideration, and Executive shall not be entitled to any distribution contemplated by Section 3.

5.    Restrictive Covenants. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Partnership and its affiliates and accordingly agrees, in Executive’s capacity as an equity holder in the Partnership, to comply with the provisions of the Confidentiality, Non-Solicitation and Proprietary Information Agreement by and between Executive and Evercore Partners Services East, LLC (the “Restrictive Covenant Agreement”). Executive acknowledges and agrees that Evercore’s remedies at law for a breach of any of the provisions of the Restrictive Covenant Agreement would be inadequate and Evercore would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law or equity, the Class L Interest shall be immediately cancelled without any additional consideration on the date of any such breach, and Executive shall not be entitled to any distribution contemplated by Section 3.

6.    Clawback/Forfeiture; Other Evercore Policies. Notwithstanding anything to the contrary contained herein or, Executive agrees that the Class L Interest, and any distributions thereon, will be subject to the terms of (i) any clawback or recapture policy that Evercore may have in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Class L Interest, or any distributions thereon or proceeds thereof, be repaid to Evercore after they have been distributed to Executive, and (ii) any policy with respect to hedging or pledging of securities that Evercore may have in effect from time to time.

7.	Miscellaneous.

(a)    Tax Issues. THE DISTRIBUTION OF THE CLASS L INTEREST TO EXECUTIVE PURSUANT TO THIS AGREEMENT INVOLVES COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS, INCLUDING, WITHOUT LIMITATION, CONSIDERATION OF THE ADVISABILITY OF EXECUTIVE MAKING AN ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE. EXECUTIVE ACKNOWLEDGES HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. THE PARTNERSHIP MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO EXECUTIVE REGARDING THE TAX CONSEQUENCES OF EXECUTIVE’S RECEIPT OF THE CLASS L INTERESTS.

(b)    Transfers. Executive may not Transfer, directly or indirectly, all or any portion of a Class L Interest, or any rights therein (economic or otherwise), to any other Person except in accordance with the Partnership Agreement. For the avoidance of doubt, Executive shall have no right to exchange any Class L Interest.

(c)    Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding among the parties hereto with respect to the subject matter hereof. The parties hereto acknowledge and agree that the provisions of the Partnership Agreement apply to the distribution of the Class L Interest and that, upon distribution, as applicable, the Class L Interest will be subject to the terms, conditions, rights and obligations contained in the Partnership Agreement.

(d)    Amendment; Waiver.

(i)    This Agreement can be amended only by an instrument in writing signed by each of the parties hereto. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the waiver is to be effective.

(ii)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

(e)    No Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The rights and obligations under this Agreement may not be assigned by any party hereto without the prior written consent of the other parties and any attempted assignment shall be null and void and of no force or effect.

(f)    Administration. Subject to the terms of the Partnership Agreement, the General Partner shall have the authority to (i) construe, interpret and implement this Agreement, (ii) establish rules and regulations and make all calculations and determinations necessary or advisable in administering this Agreement and (iii) correct any defect, supply any omission and reconcile any inconsistency in this Agreement. All such interpretations, rules, determinations and regulations shall be final, binding and conclusive on all Persons, including the Partnership and Executive.

(g)    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for all purposes.

(h)    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses specified in Section 11.02 of the Partnership Agreement.

(i)    Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby

(j)    Cooperation. Executive agrees to cooperate with the Partnership in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

(k)    Executive’s Employment by Evercore. Nothing contained in this Agreement shall be deemed to obligate any Evercore entity to employ Executive in any capacity whatsoever or to prohibit or restrict the Evercore entity from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

(l)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER

EVERCORE INC.

By:
Name:
Title:

PARTNERSHIP

EVERCORE LP

By Evercore Inc., its general partner

By:
Name:
Title:

EXECUTIVE

[NAME]

[Signature Page to Class L Subscription Agreement]